Exhibit 1.1

Conformed Copy

$300,000,000

BUCKEYE PARTNERS, L.P.

6.05% Notes due 2018

UNDERWRITING AGREEMENT

                                                                                                                                                                                     January 8, 2008

LEHMAN BROTHERS INC.
SUNTRUST ROBINSON HUMPHREY, INC.

As Representatives of the several Underwriters
named in Schedule I hereto

c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell $300,000,000 aggregate principal amount of its 6.05% Notes due 2018 (the “Notes”) to the several underwriters named on Schedule I hereto (the “Underwriters”), for which Lehman Brothers Inc. and SunTrust Robinson Humphrey, Inc. are acting as representatives (the “Representatives”). The Notes will (i) have terms and provisions which are summarized in the Pricing Disclosure Package as of the Applicable Time and the Prospectus dated as of the date hereof (each as defined in Section 1(a) hereof) and (ii) be issued pursuant to an Indenture dated as of July 10, 2003 (the “Base Indenture”) between the Partnership and U.S. Bank National Association (as successor-in-interest to SunTrust Bank, a Georgia banking corporation), as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated as of July 10, 2003 (the “First Supplemental Indenture”) between the Partnership and the Trustee, the Second Supplemental Indenture thereto dated as of August 19, 2003 (the “Second Supplemental Indenture”) between the Partnership and the Trustee, the Third Supplemental Indenture thereto dated as of October 12, 2004 (the “Third Supplemental Indenture”) between the Partnership and the Trustee, the Fourth Supplemental Indenture thereto dated as of June 30, 2005 (the “Fourth Supplemental Indenture”) between the Partnership and the Trustee and the Fifth Supplemental Indenture thereto to be entered into in connection with this offering (the “Fifth Supplemental Indenture” and collectively with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures”) between the Partnership and the Trustee (the Base Indenture, as amended and supplemented by the Supplemental Indentures, being referenced herein as the “Indenture”).  This agreement (this “Agreement”) is to confirm the agreement concerning the purchase of the Notes from the Partnership by the Underwriters.

1.             Representations, Warranties and Agreements of the General Partner and the Partnership.  Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Partnership, jointly and severally, represent, warrant and agree that:

(a)           Effectiveness of Registration Statement.  A registration statement on Form S-3 relating to the Notes has (i) been prepared by the Partnership in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder; (ii) been filed with the Commission under the Securities Act; and (iii) become effective under the Securities Act.  Copies of such registration statement and any amendments thereto have been delivered by the Partnership to the Representatives.  As used in this Agreement:

(i)            “Applicable Time” means 4:00 p.m. (New York City time) on the date of this Agreement;

(ii)           “Base Prospectus” means the base prospectus filed as part of such registration statement, in the form in which it has been most recently amended on or prior to the date hereof, relating to the Notes;

(iii)          “Effective Date” means any date as of which any part of such registration statement or any post-effective amendment thereto relating to the Notes became, or is deemed to have become, effective under the Securities Act in accordance with the Rules and Regulations;

(iv)          “Final Term Sheet” means the pricing term sheet prepared pursuant to Section 5(a) of this Agreement and substantially in the form attached as Schedule III hereto;

(v)           “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Notes, including the Final Term Sheet;

(vi)          “Preliminary Prospectus” means any preliminary prospectus relating to the Notes, including the Base Prospectus and any preliminary prospectus supplement thereto, included in such registration statement or filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(vii)         “Pricing Disclosure Package” means, as of the Applicable Time, the Base Prospectus, as supplemented by the most recent Preliminary Prospectus, if any, together with each Issuer Free Writing Prospectus filed or used by the Partnership on or before the Applicable Time and identified on Schedule IIhereto, other than a road show that is an Issuer Free Writing Prospectus but is not required to be filed under Rule 433 of the Rules and Regulations;

(viii)        “Prospectus” means the final prospectus relating to the Notes, including the Base Prospectus and the final prospectus supplement thereto relating to the Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; and

(ix)           “Registration Statement” means, collectively, such registration statement, as amended as of the Effective Date, including any Preliminary Prospectus and the Prospectus and all exhibits to such registration statement.

Any reference to the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Form S-3 under the Securities Act.  Any reference to the “most recent Preliminary Prospectus” shall be deemed to refer to the latest Preliminary Prospectus included in the Registration Statement.  Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic or current report of the Partnership filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement.  The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding for any such purpose or pursuant to Section 8A of the Securities Act against the Partnership or related to the offering of the Notes has been instituted or threatened by the Commission.  The Commission has not notified the Partnership of any objection to the use of the form of the Registration Statement.

(b)           Status.  The Partnership was not at the earliest time after filing of the Registration Statement at which the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules and Regulations) of the Notes an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations).  The Partnership has been since the time of initial filing of the Registration Statement and continues to be eligible to use Form S-3 for the offering of the Notes.

(c)           Conformity to Securities Act.  The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects, when filed with the Commission, to the requirements of the Securities Act and the Rules and Regulations.  The most recent Preliminary Prospectus conforms on the date hereof, and the Prospectus, and any amendment or supplement thereto, will conform in all material respects, when filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and on the Closing Date, to the requirements of the Securities Act and the Rules and Regulations.  The documents incorporated by reference in the Pricing Disclosure Package or the Prospectus conformed or will conform in all material respects, when filed with the Commission, to the requirements of the

Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder.

(d)           Misleading Statements — Registration Statement.  The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e) hereof.

(e)           Misleading Statements — Prospectus.  The Prospectus, and any amendment or supplement thereto, will not, as of its date and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e) hereof.

(f)            Misleading Statements — Documents Incorporated by Reference.  The documents incorporated by reference into the Registration Statement, the Pricing Disclosure Package and the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact (i) solely in the case of the Registration Statement, required to be stated therein or (ii) necessary to make the statements therein (in the case of the documents incorporated by reference into the Pricing Disclosure Package or the Prospectus, in the light of the circumstances under which they were made) not misleading.

(g)           Misleading Statements — Pricing Disclosure Package.  The Pricing Disclosure Package will not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Partnership through the Representatives by or on behalf of any Underwriter specifically for inclusion therein, which information is specified in Section 8(e) hereof.

(h)           Misleading Statements — Free Writing Prospectuses.  Each Issuer Free Writing Prospectus (including, without limitation, any road show that is a free writing prospectus under Rule 433 of the Rules and Regulations), when considered together with the Pricing Disclosure Package as of the Applicable Time, will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i)            Free Writing Prospectuses.  Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Partnership has complied with all prospectus delivery requirements and any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Partnership has not made any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Underwriters.  The Partnership has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations.

(j)            Formation, Good Standing and Qualification of the General Partner, Wood River, Transportation, NGL, Energy Holdings and Buckeye Gas Storage.  Each of the General Partner, Wood River Pipe Lines LLC, a Delaware limited liability company (“Wood River”), Buckeye Pipe Line Transportation LLC, a Delaware limited liability company (“Transportation”), Buckeye NGL Pipe Lines LLC, a Delaware limited liability company (“NGL”), Buckeye Energy Holdings LLC, a Delaware limited liability company (“Energy Holdings”), and Buckeye Gas Storage LLC, a Delaware limited liability company (“Buckeye Gas Storage”), has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction in which it is organized, with full limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, in each case, in all material respects as described in the Pricing Disclosure Package and, with respect to the General Partner, to act as the general partner of the Partnership, to execute and deliver this Agreement, the Base Indenture, the Fifth Supplemental Indenture and the Notes on behalf of itself and on behalf of the Partnership, as the general partner thereof, and to perform its obligations under this Agreement; and each is duly qualified or registered to do business as a foreign limited liability company in, and is in good standing under the laws of, each jurisdiction listed across from each such entity’s name on Schedule IV attached hereto, such jurisdictions being the only jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered and in good standing would not, individually or in the aggregate, (i) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership, the General Partner, MainLine GP, Inc., a Delaware corporation (“MainLine GP”), MainLine L.P., a Delaware limited partnership (“MainLine L.P.”), the Operating Partnerships (as defined below), the LP Subsidiaries (as defined below) and the Partnership’s wholly-owned subsidiaries (collectively with the Partnership, the General Partner, MainLine GP, MainLine L.P., the OperatingPartnerships and the LP Subsidiaries, the “Partnership Entities”), taken as a whole, whether or not arising from transactions in the ordinary course of business or (ii) subject the Partnership or the limited partners of the Partnership to any material liability or disability, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package (exclusive of any supplement thereto) ((i) or (ii) a “Material Adverse Effect”).

(k)           Formation, Good Standing and Qualification of Services Company.  Buckeye Pipe Line Services Company, a Pennsylvania corporation (“Services Company”), has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, in each case, in all material respects as described in the Pricing Disclosure Package, and is duly qualified or registered to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction listed across from its name on Schedule IV attached hereto, such jurisdictions being the only jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(l)            Formation, Good Standing and Qualification of MainLine GP.  MainLine GP has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, in each case, in all material respects as described in the Pricing Disclosure Package, and is duly qualified or registered to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction listed across from its name on Schedule IV attached hereto, such jurisdictions being the only jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(m)          Formation, Good Standing and Qualification of the Partnership, MainLine L.P., the Operating Partnerships and the LP Subsidiaries.  Each of the Partnership, MainLine L.P., Buckeye Pipe Line Company, L.P., a Delaware limited partnership (“Buckeye Pipe Line”), Buckeye Pipe Line Holdings, L.P., a Delaware limited partnership (“BPH”), Everglades Pipe Line Company, L.P., a Delaware limited partnership (“Everglades”), and Laurel Pipe Line Company, L.P., a Delaware limited partnership (“Laurel,” and together with Buckeye Pipe Line, BPH and Everglades, the “Operating Partnerships”), Buckeye Gulf Coast Pipe Lines, L.P., a Delaware limited partnership (“BGC”), Gulf Coast Pipe Line, L.P., a Delaware limited partnership (“GCP”), and Gulf Coast/Products Holding L.P., a Delaware limited partnership (“Gulf Coast LP,” and together with GCP and BGC, the “LP Subsidiaries”), has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), with full partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, in each case, in all material respects as described in the Pricing Disclosure Package and, with respect to the Partnership, to execute and deliver this Agreement, the Base Indenture, the Fifth Supplemental Indenture and the

Notes, to perform its obligations under this Agreement, the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture) and the Notes and to issue, sell and deliver the Notes as contemplated by this Agreement; and each is duly qualified or registered to do business as a foreign limited partnership in, and is in good standing under the laws of, each jurisdiction listed across from each such entity’s name on Schedule IV attached hereto, such jurisdictions being the only jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(n)           Formation, Good Standing and Qualification of Buckeye Terminals.  Buckeye Terminals, LLC, a Delaware limited liability company (“Buckeye Terminals”), has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction in which it is organized, with full limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business, in each case, in all material respects as described in the Pricing Disclosure Package, and is duly qualified or registered to do business as a foreign limited liability company in, and is in good standing under the laws of, each jurisdiction listed across from its name on Schedule IV attached hereto, such jurisdictions being the only jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(o)           [intentionally omitted]

(p)           [intentionally omitted]

(q)           Ownership of the General Partner.  Buckeye GP Holdings L.P., a publicly-traded Delaware limited partnership (“BGH”), is the sole member of the General Partner, with a limited liability company interest in the General Partner of 100%; such limited liability company interest is the only limited liability company interest of the General Partner that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued and is fully paid and nonassessable.

(r)            Ownership of MainLine GP.  All of the outstanding shares of capital stock of MainLine GP are owned by the General Partner free and clear of any Liens; and such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

(s)           Ownership of MainLine L.P.

(i)            General Partner Interests.  MainLine GP, Inc. is the sole general partner of MainLine L.P., with a 0.001% general partner interest in MainLine L.P.; such general partner interest is the only general partner interest of MainLine L.P. that is issued and outstanding; and such general partner interest has been duly authorized and validly issued and is owned by MainLine GP, Inc. free and clear of any perfected security interest or any other security interest, claim, lien or encumbrance (collectively, “Liens”).

(ii)           Limited Partner Interest.  The General Partner is the sole limited partner of MainLine L.P., with a 99.999% limited partner interest in MainLine L.P.; such limited partner interest is the only limited partner interest of MainLine L.P. that is issued and outstanding; and such limited partner interest has been duly authorized and validly issued pursuant to the agreement of limited partnership of MainLine L.P., as amended and restated to the date hereof, is fully paid and non-assessable (except to the extent such nonassessability may be affected by Section 17-607 of the DRULPA) and is owned by the General Partner free and clear of any Liens.

(t)            Ownership of Services Company.  All the outstanding shares of capital stock of Services Company are owned by Buckeye Pipe Line Employee Stock Ownership Plan Trust free and clear of any Liens, except for the pledge of such shares in connection with the Buckeye Pipe Line Services Company Employee Stock Ownership Plan Trust’s (“ESOP Trust”) 3.60% Senior Secured Notes due 2011 (the “ESOP Notes”); and such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

(u)           Ownership of the Partnership.

(i)            General Partner Interests.  The General Partner is the sole general partner of the Partnership, with (A) an approximate 0.5% general partner interest in the Partnership represented by 243,914 units and (B) the general partner interest represented by the Fifth Amended and Restated Incentive Compensation Agreement, dated as of August 9, 2006, between the Partnership and the General Partner; such general partner interests are the only general partner interests of the Partnership that are issued and outstanding; and such general partner interests have been duly authorized and validly issued and are owned by the General Partner free and clear of any Liens.

(ii)           Limited Partner Interests.  The limited partners of the Partnership hold units representing limited partnership interests in the Partnership (“LPUnits”) aggregating an approximate 99% limited partner interest in the Partnership, represented by (as of January 7, 2008) (i) 43,427,626 publicly-traded LP Units, (ii) 2,210,520 LP Units owned by Services Company (the “Service Company LP Units”), and (iii) 80,000 LP Units owned by BGH (the “BGH LP Units”); such LP Units are the only limited partner interests of the Partnership that are issued and outstanding; all of such LP Units have been duly authorized and validly issued pursuant to the agreement of limited partnership of the Partnership, as amended and restated to the date hereof (the “Partnership Agreement”), and are fully paid and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the DRULPA); and the Services Company LP Units are owned free and clear of any Liens, except for the pledge of such LP Units in connection with the ESOP Notes.

(v)           Ownership of the Operating Partnerships.

(i)            General Partner Interests.  MainLine L.P. is the sole general partner of each of the Operating Partnerships, with a general partner interest in each of the Operating Partnerships of 1% (other than BPH, which is slightly less than 1%); such general partner interests are the only general partner interests of the Operating Partnerships that are issued and outstanding; and such general partner interests have been duly authorized and validly issued and are owned by MainLine L.P. free and clear of any Liens.

(ii)           Limited Partner Interests.  The Partnership is the sole limited partner of each of the Operating Partnerships, with a limited partner interest in each of the Operating Partnerships of 99% (other than BPH, which is slightly more than 99%); such limited partner interests are the only limited partner interests of the Operating Partnerships that are issued and outstanding; and such limited partner interests have been duly authorized and validly issued pursuant to the respective entity’s agreement of limited partnership, as amended and restated to the date hereof, are fully paid and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the DRULPA) and are owned by the Partnership free and clear of any Liens.

(w)          Ownership of Wood River.  The Partnership is the sole member of Wood River, with a limited liability company interest in Wood River of 100%; such limited liability company interest is the only limited liability company interest of Wood River that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership free and clear of any Liens.

(x)            Ownership of Transportation.  The Partnership is the sole member of Transportation, with a limited liability company interest in Transportation of 100%; such limited liability company interest is the only limited liability company interest of Transportation that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership free and clear of any Liens.

(y)           Ownership of NGL.  The Partnership is the sole member of NGL, with a limited liability company interest in NGL of 100%; such limited liability company interest is the only limited liability company interest of NGL that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership free and clear of any Liens.

(z)            Ownership of Energy Holdings.  The Partnership is the sole member of Energy Holdings, with a limited liability company interest in Energy Holdings of 100%; such limited liability company interest is the only limited liability company interest of Energy Holdings that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership free and clear of any Liens.

(aa)         Ownership of Buckeye Gas Storage.  The Partnership is the sole member of Buckeye Gas Storage, with a limited liability company interest in Buckeye Gas Storage of 100%; such limited liability company interest is the only limited liability company interest of Buckeye Gas Storage that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership free and clear of any Liens.

(bb)         Ownership of Buckeye Terminals.  BPH is the sole member of Buckeye Terminals, with a limited liability company interest in Buckeye Terminals of 100%; such limited liability company interest is the only limited liability company interest of Buckeye Terminals that is issued and outstanding; and such limited liability company interest has been duly authorized and validly issued, is fully paid and nonassessable and is owned by BPH free and clear of any Liens.

(cc)         [intentionally omitted]

(dd)         [intentionally omitted]

(ee)         Ownership of the LP Subsidiaries.

(i)            General Partner Interests.  Buckeye Gulf Coast Holdings I, LLC, a Delaware limited liability company (“BGC I”), is the sole general partner of BGC, with a general partner interest in BGC of 1%; Gulf Coast/Products GP Holding LLC, a Delaware limited liability company (“Gulf Coast GP LLC”), is the sole general partner of each of Gulf Coast LP and GCP, with a general partner interest in each of Gulf Coast LP and GCP of 1%; such general partner interests are the only general partner interests of BGC, Gulf Coast LP and GCP that are issued and outstanding; and such general partner interests have been duly authorized and validly issued and are owned by BGC I or Gulf Coast GP LLC, as the case may be, free and clear of any Liens.

(ii)           Limited Partner Interests.  Buckeye Gulf Coast Holdings II, LLC, a Delaware limited liability company (“BGC II”), is the sole limited partner of BGC, with a limited partner interest in BGC of 99%; BGC II is the sole limited partner of Gulf Coast LP, with a limited partner interest in Gulf Coast LP of 99%; Gulf Coast LP is a limited partner of GCP, with a limited partner interest in GCP of 62.34%; such limited partner interests of BGC and Gulf Coast LP are the only limited partner interests of BGC and Gulf Coast LP that are issued and outstanding; and such limited partner interests of BGC, Gulf Coast LP and GCP held by affiliates of the Partnership have been duly authorized and validly issued pursuant to the respective entity’s agreement of limited partnership, as amended and restated to the date hereof, are fully paid and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the DRULPA), and are owned by BGC II or Gulf Coast LP, as the case may be, free and clear of any Liens.

(ff)           Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Partnership and the General Partner.

(gg)         Authorization and Enforceability of the Indenture.  The Indenture (i) has been duly authorized by the General Partner on behalf of the Partnership, (ii) has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and (iii) conforms to the description thereof in the Pricing Disclosure Package and the Prospectus. As of the Closing Date, the Base Indenture and the Fifth Supplemental Indenture will have been duly executed and delivered by the General Partner on behalf of the Partnership.  The Base Indenture constitutes and, when duly executed and delivered by the General Partner on behalf of the Partnership and the Trustee, the Fifth Supplemental Indenture will constitute a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by considerations of public policy.

(hh)         Valid Issuance and Enforceability of Notes.  The Notes (and the issuance and sale of the Notes to the Underwriters pursuant to this Agreement) have been duly authorized by the General Partner on behalf of the Partnership, and, when executed by the General Partner on behalf of the Partnership, authenticated by the Trustee and issued by the Partnership in accordance with the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture) and delivered to the Underwriters against payment therefor in accordance with the terms of this Agreement, the Notes will be validly issued and delivered, and will constitute valid and binding obligations of the Partnership entitled to the benefits of the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture) and enforceable against the Partnership in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)           Accuracy of Disclosure.  There is no franchise, contract or other document of a character required to be described in the Registration Statement, Pricing Disclosure Package or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required; the statements in the Registration Statement, the Pricing Disclosure Package and the Prospectus under the headings “Description of Debt Securities” and “Description of the Notes,” insofar as such statements summarize agreements, documents or proceedings discussed therein, are in all material respects accurate and fair; and the discussions under the headings “United States Federal Income Tax Considerations” and “Tax Considerations” in the Registration Statement, the Pricing Disclosure Package and the Prospectus, to the extent they relate to matters of United States federal income tax law, are accurate in all material respects.

(jj)           Authority.  The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Notes in accordance with and upon the terms and conditions set forth in this Agreement, the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture), the Partnership Agreement, the Registration Statement, the Pricing Disclosure Package and the Prospectus, and to consummate the transactions contemplated under this Agreement; and at the Closing Date, all action required to be taken by the Partnership, its unitholders or any of the Partnership Entities for (i) the authorization, issuance, sale and delivery of the Notes, (ii) the execution and delivery of this Agreement, the Base Indenture, the Fifth Supplemental Indenture and the Notes and (iii) the consummation of the transactions contemplated by this Agreement shall have been validly taken.

(kk)         Authorization and Enforceability of Operative Documents.

(i)            The Partnership Agreement has been duly authorized, executed and delivered and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(ii)           The agreement of limited partnership, as amended and restated to the date hereof, of MainLine L.P. has been duly authorized, executed and delivered by MainLine GP, Inc. and the predecessor to the General Partner, and is a valid and legally binding agreement of MainLine GP, Inc. and the General Partner, enforceable against MainLine GP, Inc. and the General Partner in accordance with its terms;

(iii)          The limited liability company agreement, as amended and restated to the date hereof, of the General Partner has been duly authorized, executed and delivered by the predecessor to BGH, and is a valid and legally binding agreement of BGH, enforceable against BGH in accordance with its terms;

(iv)          Each of the agreements of limited partnership, as amended and restated to the date hereof, of the Operating Partnerships has been duly authorized, executed and delivered by MainLine L.P. and the Partnership, and is a valid and legally binding agreement of MainLine L.P. and the Partnership, enforceable against MainLine L.P. and the Partnership in accordance with its terms;

(v)           Each of the limited liability company agreements, as amended and restated to the date hereof, of Wood River, Transportation, NGL, Energy Holdings and Buckeye Gas Storage has been duly authorized, executed and delivered by the Partnership, and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(vi)          The limited liability company agreement, as amended and restated to the date hereof, of Buckeye Terminals has been duly authorized, executed and delivered by BPH, and is a valid and legally binding agreement of BPH, enforceable against BPH in accordance with its terms; and

(vii)         [intentionally omitted]

(viii)        [intentionally omitted]

(ix)           Each of the agreements of limited partnership, as amended and restated to the date hereof, of the LP Subsidiaries has been duly authorized, executed and delivered by the Partnership Entities that are parties thereto, and is a valid and legally binding agreement of such Partnership Entities, enforceable against such Partnership Entities in accordance with its terms.

provided that, with respect to each agreement described in this Section 1(kk) above, the enforceability thereof may be affected by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.  The agreements described in clauses (i) through (ix) of this Section 1(kk) above are sometimes referred to herein individually as an “Operative Document” and collectively as the “Operative Documents.”

(ll)           Authorization and Enforceability of Transaction Documents.  (i) The Purchase Agreement dated as of December 21, 2007 by and among Energy Holdings, Farm & Home Oil Company, a Pennsylvania corporation, the Seller parties named therein and Richard A. Longacre (the “Farm & Home Purchase Agreement”), has been duly authorized, executed and delivered by Energy Holdings, and is a valid and legally binding agreement of Energy Holdings, enforceable against Energy Holdings in accordance with its terms; and (ii) the Purchase and Sale Agreement dated as of July 24, 2007 by and between Lodi Holdings, L.L.C., a Delaware limited liability company, and Buckeye Gas Storage (the “Lodi Purchase Agreement” and collectively with the Farm & Home Purchase Agreement, the “Transaction Documents”), has been duly authorized, executed and delivered by Buckeye Gas Storage, and is a valid and legally binding agreement of Buckeye Gas Storage, enforceable against Buckeye Gas Storage in accordance with its terms; provided that, with respect to each agreement described in this Section 1(ll), the enforceability thereof may be affected by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

(mm)       Absence of Further Requirements.  No consent, approval, authorization, filing with or order of any court or governmental agency or body (a “Consent”) is required in connection with the transactions contemplated in this Agreement, the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture) or the Notes, except such as (i) may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Underwriters in the manner contemplated herein and in the Pricing Disclosure Package, (ii) have been, or prior to the Closing Date will be, obtained (other than such Consents which would, if not obtained, individually or in the aggregate, have a Material Adverse Effect) or (iii) have been disclosed in the Pricing Disclosure Package.

(nn)         Absence of Defaults and Conflicts.  None of (i) the offer, issue, sale and delivery of the Notes and the incurrence of the indebtedness represented by the Notes, (ii)

the execution, delivery and performance of this Agreement by the General Partner and the Partnership or of the Base Indenture, the Fifth Supplemental Indenture and the Notes by the Partnership, (iii) the consummation of the transactions contemplated by this Agreement, the Base Indenture (as amended and supplemented by the Fifth Supplemental Indenture), the Notes and the Transaction Documents, or (iv) the fulfillment of the terms hereof will conflict with, or result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership Entities pursuant to, (A) the formation or governing documents of any of the Partnership Entities, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the Partnership Entities is a party, by which any of them is bound or to which any of their property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to any of the Partnership Entities of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the Partnership Entities or any of their properties, except in the case of clause (B) for such conflict, breach, violation or default that would not have a Material Adverse Effect.

(oo)         Absence of Registration Rights.  There are no contracts, agreements or understandings between the Partnership and any person granting such person the right to require the Partnership to file a registration statement under the Securities Act with respect to any securities of the Partnership or to require the Partnership to include such securities with the Notes registered pursuant to the Registration Statement.

(pp)         Adequacy of Financial Statements.  The consolidated historical financial statements and schedules of the Partnership and its consolidated subsidiaries included in the Pricing Disclosure Package present fairly in all material respects the financial condition, results of operations and cash flows of the Partnership and its consolidated subsidiaries as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(qq)         Adequacy of Books, Records and Accounts.  The books, records and accounts of the Partnership and its consolidated subsidiaries accurately reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Partnership and its consolidated subsidiaries, in each case, in all material respects.

(rr)           Absence of Violations and Defaults.  None of the Partnership Entities is in violation or default of (i) any provision of its formation or governing documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party, by which it is bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the

Partnership Entities or any of their properties, as applicable, except, in the case of clauses (ii) or (iii), as could not reasonably be expected to have a Material Adverse Effect.

(ss)         Independent Accountants.  Deloitte & Touche LLP, who have certified certain financial statements of the Partnership and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Pricing Disclosure Package, are independent public accountants with respect to the Partnership within the meaning of the Securities Act and the applicable published rules and regulations thereunder.

(tt)           Tax Returns and Payment.  Each of the Partnership Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

(uu)         Absence of Labor Disputes.  No labor problem or dispute with the employees of Services Company or the Partnership Entities exists or, to the knowledge of the General Partner or the Partnership, is threatened or imminent, and neither the General Partner nor the Partnership is aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that in any such case could have a Material Adverse Effect.

(vv)         Adequacy of Insurance.  Each of the Partnership Entities is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring any of the Partnership Entities or any of their respective businesses, assets, employees, officers and directors are in full force and effect; the Partnership Entities are in compliance with the terms of such policies and instruments in all material respects; there are no claims by any of the Partnership Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Partnership Entities has been refused any insurance coverage sought or applied for; and none of the Partnership Entities has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(ww)       No Restrictions on Distributions.  None of the Operating Partnerships or any wholly-owned subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such entity’s equity, from repaying to the General Partner or the Partnership any loans or advances to such entity from the General Partner or the Partnership or from transferring any of such entity’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Pricing Disclosure Package.

(xx)          Possession of Licenses and Permits.  Each of the Partnership Entities possesses all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except for such failures to possess the same that would not have a Material Adverse Effect; and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(yy)         Adequacy of Internal Controls.  Each of the Partnership Entities has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership Entities is made known to the General Partner’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Partnership Entities’ independent auditors and the Audit Committee of the Board of Directors of the General Partner have been advised of: (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Partnership Entities’ ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Partnership Entities’ internal controls; all material weaknesses, if any, in internal controls have been identified to the Partnership Entities’ independent auditors; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; the principal executive officer and principal financial officer of the General Partner have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification are complete and correct; and the Partnership Entities and the General Partner’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission and the New York Stock Exchange promulgated thereunder.

(zz)          Absence of Material Weakness.  The Partnership Entities are not aware of any material weaknesses in their internal control over financial reporting.

(aaa)       Absence of Stabilization.  None of the Partnership Entities has taken, directly or indirectly, any action designed to, that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Notes.

(bbb)      Compliance with ERISA.  Each of Services Company and the Partnership Entities has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which the employees of Services Company are eligible to participate and each such plan (excluding any multiemployer plan, as defined in Section 3(37) of ERISA, that is not sponsored or maintained by Services Company or the Partnership Entities) is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations.  Services Company, the General Partner, the Partnership and their subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

(ccc)       Significant Subsidiaries.  The General Partner and the Partnership do not have any significant subsidiaries, as defined by Rule 1-02 of Regulation S-X, that are not listed on Schedule V attached hereto.

(ddd)      Possession of Intellectual Property.  The Partnership Entities own, possess, license or have other rights to use, on reasonable terms, all material patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property necessary for the conduct of the Partnership’s business as now conducted or as proposed in the Pricing Disclosure Package to be conducted.

(eee)       Absence of Conflict of Interest.  Except as disclosed in the Registration Statement, the Pricing Disclosure Package or the Prospectus, none of the Partnership Entities (i) has any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) intends to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(fff)         Related Party Transactions.  No relationship, direct or indirect, exists between or among the Partnership or any of its subsidiaries, on the one hand, and the securityholders, customers or suppliers of the Partnership or any of its subsidiaries, the directors or officers of the General Partner, or any affiliate of the Partnership or any of its subsidiaries, on the other hand, which is required to be described in the Pricing Disclosure Package and which is not so described.

(ggg)      No Material Adverse Change.  There has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business, operations or prospects of the Partnership Entities, taken as a whole, from that set forth in the Pricing Disclosure Package.

(hhh)      Validity of Data.  Any statistical and market-related data included in the Pricing Disclosure Package are based on or derived from sources that the Partnership believes to be reliable and accurate, and the Partnership has obtained the written consent to the use of such data from such sources to the extent the General Partner believes is required.

(iii)          Title to Property.  Each of the Partnership Entities has good and marketable title to all property (real and personal) described in the Pricing Disclosure Package as being owned by each of them, free and clear of all liens, claims, security interests or other encumbrances, except for failures to have good and marketable title that would not have a Material Adverse Effect; and all the property described in the Pricing Disclosure Package as being held under lease by the Partnership Entities is held thereby under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the businesses of the Partnership Entities.

(jjj)          Rights-of-Way.  Each of the Partnership Entities has such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to conduct its business in the manner described in the Pricing Disclosure Package, subject to such qualifications as may be set forth in the Pricing Disclosure Package, and except for such rights-of-way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that will not have a Material Adverse Effect, subject in each case to such qualification as may be set forth in the Pricing Disclosure Package; and, except as described in the Pricing Disclosure Package, none of such rights-of-way contains any restriction that would materially interfere with the conduct of the business or use of the properties of the Partnership Entities, taken as a whole.

(kkk)       No Legal Action or Violations.  Except as described in the Pricing Disclosure Package, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of the General Partner or the Partnership, threatened, to which any of the Partnership Entities is or may be a party or to which the business or property of any of the Partnership Entities is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency, and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership Entities is or may be subject, that could (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the offering and issuance of the Notes, (C) have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby, or (D) in any manner draw into question the validity of this Agreement.

(lll)          FCPA.  None of the Partnership Entities nor, to the knowledge of the General Partner or the Partnership, any director, officer, agent or employee of the Partnership Entities is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.  “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(mmm)    Money Laundering.  The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Partnership Entities with respect to the Money Laundering Laws is pending or, to the best knowledge of the General Partner and the Partnership, threatened.

(nnn)      OFAC.  None of the Partnership Entities nor, to the knowledge of the General Partner and the Partnership, any director, officer, agent, employee or affiliate of the General Partner or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ooo)      Investment Company Act.  None of the Partnership Entities is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ppp)      Compliance with Environmental Laws.  Each of the Partnership Entities (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(qqq)      Environmental Liabilities.  In the ordinary course of its business, the General Partner, on behalf of the Partnership, periodically reviews the effect of Environmental Laws on the business, operations and properties of the Partnership and the Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review, the General Partner and the Partnership have reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, other than as disclosed in the Registration Statement, the Pricing Disclosure Package and the Prospectus.  Except as set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus and for the Quanta Resources Edgewater Superfund site located in Edgewater, N.J., the Borne Chemical Company Superfund site located in Elizabeth, N.J., and the Frontier Chemical Superfund site located in Niagara Falls, N.Y., none of the Partnership Entities has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

Any certificate signed by any officer of the General Partner on behalf of the Partnership and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the General Partner and the Partnership, as to matters covered thereby, to the Underwriters.

2.             Purchase of the Notes by the Underwriters.  On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Partnership agrees to issue and sell to the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Partnership, at a price equal to 99.35% of the principal amount thereof, plus accrued interest, if any, from January 11, 2008, the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule I hereto.

3.             Offering of Notes by the Underwriters.  The Underwriters propose to offer the Notes for sale upon the terms and conditions to be set forth in the Pricing Disclosure Package.

4.             Delivery of and Payment for the Notes.  Delivery of and payment for the Notes shall be made at 10:00 A.M., New York City time, on January 11, 2008 or at such other date, time and/or place as shall be determined by agreement between the Representatives and the Partnership (the “Closing Date”).  Delivery of the Notes shall be made to the Representatives for the account of the Underwriters against payment by the Underwriters of the aggregate purchase price of the Notes being sold by the Partnership to or upon the order of the Partnership by wire transfer in immediately available funds to the account specified by the Partnership.  Time shall be of the essence, and delivery of the Notes at the time and place specified pursuant to this Agreement is a further condition of the obligations of each Underwriter hereunder.  The Partnership shall deliver the Notes through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.

5.             Further Agreements of the General Partner, the Partnership and the Underwriters.

(a)           The General Partner and the Partnership agree:

(i)            To prepare the Prospectus in a form approved by the Representatives (such approval not be unreasonably withheld) and to file such Prospectus pursuant to Rule 424(b) of the Rules and Regulations not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement; to make no further amendment or any supplement to the Registration Statement or the Prospectus prior to the Closing Date except as provided herein; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment or supplement to the Registration Statement or the Prospectus has been filed and to furnish the Representatives with copies thereof; to file promptly all reports and any definitive proxy or information statements required to be filed by the Partnership with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Notes; to prepare the Final Term Sheet, substantially in the form of Schedule III hereto and approved by the Representatives, and file the Final Term Sheet pursuant to Rule 433(d) of the Rules and Regulations within the time period prescribed by such Rule; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any notice from the Commission objecting to the use of the form of the Registration Statement or any post-effective amendment thereto or of any request by the Commission for the amending or supplementing of the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(ii)           To pay the applicable Commission filing fees relating to the Notes within the time required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein;

(iii)          To furnish promptly to each Representative and to counsel for the Underwriters a signed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith;

(iv)          To deliver promptly to each Underwriter such number of the following documents as the Representatives shall reasonably request:  (A)

conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits other than this Agreement and the computation of per share earnings), (B) the Prospectus and any amended or supplemented Prospectus, (C) each Issuer Free Writing Prospectus and (D) any document incorporated by reference in the Registration Statement or the Prospectus; and, if the delivery of the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Rules and Regulations) is required at any time after the date hereof in connection with the offering or sale of the Notes and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Representatives and, upon their request, to file such document that will correct such statement or omission or effect such compliance and to prepare and furnish without charge to each Underwriter and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of such amended or supplemented Prospectus or other documents;

(v)           To file promptly with the Commission any amendment or supplement to the Registration Statement or the Prospectus that may, in the reasonable judgment of the Partnership or the Representatives, be required by the Securities Act or requested by the Commission;

(vi)          Prior to filing with the Commission any amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated by reference in the Prospectus or any amendment to any document incorporated by reference in the Prospectus, to furnish a copy thereof to the Representatives and counsel for the Underwriters and obtain the consent of the Representatives to the filing, which consent shall not be unreasonably withheld and which shall be provided to the Partnership promptly after having been given notice of the proposed filing; provided that the foregoing provision shall not apply if such filing is, in the judgment of counsel to the Partnership, required by law;

(vii)         Not to make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Representatives (which consent is deemed to have been given with respect to (A) the Final Term Sheet prepared and filed pursuant to Section 5(a)(i) hereof and (B) any other Issuer Free Writing Prospectus identified on Schedule II hereto);

(viii)        To retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date hereof any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Pricing Disclosure Package or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Representatives and, upon their request, to file such document and to prepare and furnish without charge to the Underwriters as many copies as the Representatives may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance;

(ix)           As soon as practicable after the Effective Date and in any event not later than 16 months after the date hereof, to make generally available to the Partnership’s security holders and to deliver to the Underwriters an earnings statement of the Partnership and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations;

(x)            Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as the Representatives may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes; provided that in connection therewith the Partnership shall not be required to (i) qualify as a foreign limited partnership in any jurisdiction in which it would not otherwise be required to so qualify, (ii) file a general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any jurisdiction in which it would not otherwise be subject; and

(xi)           During the period beginning from the date of this Agreement and continuing to and including the Closing Date, not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Partnership which mature more than one year after the Closing Date and which are substantially similar to the Notes, without the prior written consent of the Representatives.

(b)           Each Underwriter severally, and not jointly, agrees that it shall not include any “issuer information” (as defined in Rule 433 of the Rules and Regulations) in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by such Underwriter without the prior consent of the Partnership and the Representatives (any such issuer information with respect to whose use the Partnership and the Representatives have given their consent, “Permitted Issuer Information”); provided that (i) no such consent shall be required with respect to any such issuer information contained in any document filed by the Partnership with the Commission prior to the use of such free writing prospectus and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of any Underwriter on the basis of or derived from issuer information.

6.             Expenses.  The General Partner and the Partnership agree, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all costs, expenses, fees and taxes incident to and in connection with (a) the preparation, printing and filing under the Securities Act of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto; (b) the distribution of the Registration Statement (including any exhibits thereto), any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, or any document incorporated by reference therein, all as provided in this Agreement; (c) the production and distribution of this Agreement, any supplemental agreement with the Underwriters, and any other related documents in connection with the offering, purchase, sale and delivery of the Notes; (d) any required review by the National Association of Securities Dealers, Inc. (the “NASD”) of the terms of sale of the Notes (including related fees and expenses of counsel to the Underwriters); (e) the qualification of the Notes under the securities laws of the several jurisdictions as provided in Section 5(a)(x) hereof; and (f) the performance of the obligations of the General Partner and the Partnership under this Agreement; provided that, except as provided in this Section 6 and in Section 11 hereof, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Notes which they may sell and the expenses of advertising any offering of the Notes made by the Underwriters.

7.             Conditions of the Underwriters’ Obligations.  The obligations of the Underwriters hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the General Partner and the Partnership contained herein, to the performance by the General Partner and the Partnership of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a)           The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a)(i) hereof; the Partnership shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for such purpose shall have been initiated or threatened by the Commission; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been complied with; and the Commission shall not have notified the General Partner or the Partnership of any objection to the use of the form of the Registration Statement.

(b)           No Underwriter shall have discovered and disclosed to the Partnership on or prior to the Closing Date that the Registration Statement, as of the Effective Date, the Prospectus, as of its date or on the Closing Date, or the Pricing Disclosure Package, as of the Applicable Time, in each case including any amendment or supplement thereto, contains an untrue statement of a fact that, in the reasonable opinion of Andrews Kurth LLP, counsel to the Underwriters, is material or omits to state a fact that, in the reasonable opinion of such counsel, is material and (i) solely in the case of the Registration Statement is required to be stated therein or (ii) is necessary to make the statements therein not misleading (in the case of the Prospectus or the Pricing Disclosure Package, in the light of the circumstances under which such statements were made).

(c)           All corporate, partnership and limited liability company proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Notes, the Base Indenture, the Fifth Supplemental Indenture, the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Partnership shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(d)           Vinson & Elkins L.L.P. shall have furnished to the Representatives its written opinion, as counsel to the Partnership, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit A-1.

(e)           Morgan, Lewis & Bockius LLP, shall have furnished to the Representatives its written opinion, as counsel to the Partnership, addressed to the Underwriters and dated the Closing Date, in form and substance reasonably satisfactory to the Representatives, substantially in the form attached hereto as Exhibit A-2.

(f)            The Representatives shall have received from Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the sale of the Notes and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(g)           At the time of execution of this Agreement, the Representatives shall have received from Deloitte & Touche LLP a letter (the “initial letter”), in form and substance satisfactory to the Representatives, addressed to Representatives on behalf of the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Pricing Disclosure Package, as of a date not more than three days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(h)           The Representatives shall have received from Deloitte & Touche LLP a letter (the “bring-down letter”), in form and substance satisfactory to the Representatives, addressed to the Representatives on behalf of the Underwriters and dated the Closing Date (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(i)            The General Partner shall have furnished to the Representatives a certificate, dated the Closing Date, of the Chief Executive Officer or any Vice President and the Chief Financial Officer of the General Partner stating that:

(i)            The representations, warranties and agreements of the General Partner and the Partnership in Section 1 are true and correct on and as of the Closing Date, and the General Partner and the Partnership have complied with all their respective agreements contained herein and satisfied all the conditions on their respective parts to be performed or satisfied hereunder at or prior to the Closing Date;

(ii)           No stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings for that purpose have been instituted or, to the knowledge of such officers, threatened; and

(iii)          They have carefully examined the Registration Statement, the Prospectus and the Pricing Disclosure Package, and, in their opinion, (A) (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the Closing Date, and (3) the Pricing Disclosure Package, as of the Applicable Time, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact (i) solely in the case of the Registration Statement required to be stated therein or (ii) necessary to make the statements therein not misleading (in the case of the Prospectus or the Pricing Disclosure Package, in the light of the circumstances under which such statements were made), and (B) since the applicable Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus that has not been so set forth.

(j)            Subsequent to the execution and delivery of this Agreement (i) neither the Partnership nor any of its subsidiaries shall have sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) there shall not have been any adverse change in the equity or long-term debt of the Partnership or any of its subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, unitholders’ equity, properties, management, business or prospects of the Partnership and its subsidiaries taken as a whole, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Prospectus.

(k)           Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the Partnership’s debt securities by any “nationally recognized statistical rating organization” (as that term is defined for purposes of Rule 436(g)(2) of the Rules and Regulations), and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Partnership’s debt securities; provided, however, that this paragraph (k) shall not apply to any downgrade of not more than one ratings notch or level contemplated by an existing notice of surveillance or review.

(l)            Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following:  (i) trading in securities generally on the New York Stock Exchange, the NASDAQ Stock Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Partnership on any exchange or in the over-the-counter market, shall have been suspended or materially limited, the settlement of such trading generally shall have been materially disrupted, or minimum prices shall have been established on any such exchange or market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the public offering or delivery of the Notes on the terms and in the manner contemplated in the Prospectus.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

8.             Indemnification and Contribution.

(a)           The General Partner and the Partnership, jointly and severally, shall indemnify and hold harmless each Underwriter, its directors, officers and employees and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Notes), to which such Underwriter or such director, officer, employee or controlling person may become subject, under the

Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Pricing Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto, (B) any Issuer Free Writing Prospectus or in any amendment or supplement thereto or (C) any Permitted Issuer Information used or referred to in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by any Underwriter, (ii) the omission or alleged omission to state in the Pricing Disclosure Package, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto or in any Permitted Issuer Information any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Underwriter in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and that is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the General Partner and the Partnership shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Underwriter through its gross negligence or willful misconduct), and shall reimburse each Underwriter and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by such Underwriter or such director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the General Partner and the Partnership shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any such amendment or supplement thereto or in any Permitted Issuer Information in reliance upon and in conformity with written information concerning any Underwriter furnished to the Partnership by the Representatives on behalf of such Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(e) hereof.  The foregoing indemnity agreement is in addition to any liability which the General Partner or the Partnership may otherwise have to each Underwriter or to any director, officer, employee or controlling person of such Underwriter.

(b)           Each Underwriter severally, but not jointly, shall indemnify and hold harmless the General Partner, the Partnership, their directors, officers and employees and each person, if any, who controls the General Partner or the Partnership within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the General Partner, the Partnership or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any

amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Pricing Disclosure Package, the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Partnership by the Representatives on behalf of such Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 8(e) hereof.  The foregoing indemnity agreement is in addition to any liability that each Underwriter may otherwise have to the General Partner, the Partnership or any such director, officer, employee or controlling person.

(c)           Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8 except to the extent it has been materially prejudiced by such failure; and provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8.  If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  After notice from the indemnifying party to the indemnified party of the indemnifying party’s election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent jointly the indemnified party, the other indemnified parties and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought under this Section 8 if (i) the indemnifying party and the indemnified party shall have so mutually agreed; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party and its directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnified parties or their respective directors, officers, employees or controlling persons, on the one hand, and the indemnifying party, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the indemnifying party.  No indemnifying party shall (i) without the prior written consent of the indemnified parties

(which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party, or (ii) be liable for any settlement of any such claim, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such claim, action, suit or proceeding, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)           If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Sections 8(a) or 8(b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the General Partner and the Partnership, on the one hand, and the Underwriters, on the other, from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the General Partner and the Partnership, on the one hand, and the Underwriters, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations.  The relative benefits received by the General Partner and the Partnership, on the one hand, and the Underwriters, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes (before deducting expenses) received by the Partnership bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus.  The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the General Partner, the Partnership or the Underwriters, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.  The General Partner, the Partnership and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein.  The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations in this Section 8(d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)           The Underwriters confirm that (i)(A) the public offering price and (B) the statements regarding delivery of the Notes by the Underwriters, in each case set forth on the cover page of the Prospectus, and (ii)(A) the concession and discount figures in the third paragraph, (B) the fourth paragraph, (C) the second sentence of the fifth paragraph, (D) the sixth paragraph, (E) the seventh paragraph and (F) the eighth paragraph, in each case appearing under the caption “Underwriting” in the Prospectus, will be correct.  The Underwriters confirm and the General Partner and the Partnership acknowledge and agree that such information will constitute the only information concerning the Underwriters furnished in writing to the Partnership by the Representatives on behalf of the Underwriters specifically for inclusion in the Registration Statement, the Prospectus, any Issuer Free Writing Prospectus or in any amendment or supplement thereto.

9.             Substitution of Underwriters.

(a)           If any Underwriter defaults in its obligation to purchase the principal amount of the Notes which it has agreed to purchase under this Agreement, the non-defaulting Underwriters will be obligated to purchase (in the respective proportions which the principal amount of the Notes set forth opposite the name of each non-defaulting Underwriter in Schedule I hereto bears to the total principal amount of the Notes less the principal amount of the Notes the defaulting Underwriter agreed to purchase set forth in Schedule I hereto) the principal amount of the Notes which the defaulting Underwriter agreed but failed to purchase; except that the non-defaulting Underwriters will not be obligated to purchase any of the Notes if the total principal amount of the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase exceed 9.09% of the total principal amount of the Notes, and any non-defaulting Underwriters will not be obligated to purchase more than 110% of the principal amount of the Notes set forth opposite its name in Schedule I hereto.  If the foregoing maximums are exceeded, the non-defaulting Underwriters, and any other underwriters satisfactory to the Representatives who so agree, will have the right, but will not be obligated, to purchase (in such proportions as may be agreed upon among them) all of the Notes.  If within such additional thirty six hours after such default by any Underwriter the non-defaulting Underwriters or other underwriters satisfactory to the Representatives do not agree to purchase the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase, then the Partnership shall be entitled to a further period of thirty six hours within which to procure another party or other parties satisfactory to the Representatives to purchase such Notes on such terms.  If the non-defaulting Underwriters or the other underwriters satisfactory to the Representatives are obligated or agree to purchase the Notes of a defaulting Underwriter, the Representatives may postpone the Closing Date for up to seven full business days in order that the Partnership may effect any changes that may be necessary in the Registration Statement or the Prospectus or in any other document or agreement, and the Partnership agrees to file promptly any amendments or any supplements to the Registration Statement or the Prospectus which, in the opinion of the Representatives, may thereby be made necessary.  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter pursuant to this Section 9.

(b)           If, after giving effect to any purchase of the Notes of a defaulting Underwriter or Underwriters arranged by the Representatives and the Partnership as provided in subsection (a) above, the aggregate principal amount of such Notes which remains unpurchased does not exceed 9.09% of the total principal amount of the Notes, then the Partnership shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Notes which such Underwriter agreed but failed to purchase and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Notes which such Underwriter agreed to purchase) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters as provided in subsection (a) above, the aggregate principal amount of such Notes which remains unpurchased does not exceed 9.09% of the total principal amount of the Notes or if the Partnership shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Notes of a defaulting Underwriter or Underwriters, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Partnership or the General Partner, except for the indemnity and contribution agreements of the Partnership, the General Partner and the Underwriters contained in Section 8 of this Agreement.  Nothing contained herein will relieve a defaulting Underwriter of any liability it may have for damages caused by its default.

10.           Termination.  The obligations of the Underwriters hereunder may be terminated by the Representatives on behalf of the Underwriters by notice given to and received by the Partnership prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(j), (k) or (l) hereof shall have occurred or if the Underwriters shall decline to purchase the Notes for any reason permitted under this Agreement.

11.           Reimbursement of the Underwriters’ Expenses.  If the Partnership shall fail to tender the Notes for delivery to the Underwriters for any reason or the Underwriters shall decline to purchase the Notes for any reason permitted under this Agreement, the General Partner and the Partnership will reimburse the Underwriters for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Underwriters in connection with this Agreement and the proposed purchase of the Notes, and upon demand the General Partner and the Partnership shall pay the full amount thereof to the Underwriters.

12.           Research Analyst Independence.  The General Partner and the Partnership acknowledge that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering of the Notes that differ from the views of their respective investment banking divisions.  The General Partner and the Partnership hereby waive and release, to the fullest extent permitted by law, any claims that the General Partner or the Partnership may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the General Partner or the Partnership by the Underwriters’ investment banking divisions.  The General Partner and the Partnership acknowledge that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Partnership and its subsidiaries.

13.           No Fiduciary Obligation.  The General Partner and the Partnership acknowledge and agree that in connection with this offering, the sale of the Notes or any other services the Underwriters may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters:  (i) no fiduciary or agency relationship between the General Partner, the Partnership or any other person, on the one hand, and the Underwriters, on the other, exists; (ii) the Underwriters are not acting as advisors, experts or otherwise, to either the General Partner or the Partnership, including, without limitation, with respect to the determination of the public offering price of the Notes, and such relationship between the General Partner and the Partnership, on the one hand, and the Underwriters, on the other, is entirely and solely commercial, based on arms-length negotiations; (iii) any duties and obligations that the Underwriters may have to the General Partner or the Partnership shall be limited to those duties and obligations specifically stated herein; and (iv) the Underwriters and their respective affiliates may have interests that differ from those of the General Partner and the Partnership.  The General Partner and the Partnership hereby waive any claims that the General Partner or the Partnership may have against the Underwriters with respect to any breach of fiduciary duty in connection with this offering.

14.           Notices, Etc.  All statements, requests, notices and agreements hereunder shall be in writing, and:

(a)           if to the Underwriters, shall be delivered or sent by mail or facsimile transmission addressed to the Representatives in care of Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, facsimile number (646) 834-8133, Attention: Debt Capital Markets - Power and Energy Group (with a copy to the General Counsel at the same address); and

(b)           if to the Partnership or the General Partner, shall be delivered or sent by mail or facsimile transmission to the Buckeye Partners, L.P., Five TEK Park, 9999

Hamilton Blvd., Breinigsville, PA 18031, Attention: General Counsel (Fax: (215) 619-3525).

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

15.           Persons Entitled to Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the several Underwriters, the General Partner, the Partnership and their respective successors.  This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (A) the representations, warranties, indemnities and agreements of the General Partner and the Partnership contained in this Agreement shall also be deemed to be for the benefit of the directors, officers and employees of any Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act and (B) the indemnity agreement of the Underwriters contained in Section 8(b) hereof shall also be deemed to be for the benefit of the directors of the General Partner, the officers of the General Partner who signed the Registration Statement and each person, if any, who controls the General Partner or the Partnership within the meaning of Section 15 of the Securities Act.  Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  No purchaser of any of the Notes from any Underwriter shall be deemed a successor by reason merely of such purchase.

16.           Survival.  The respective indemnities, representations, warranties and agreements of the General Partner, the Partnership and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

17.           Definition of the Terms “Business Day” and “Subsidiary”.  For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is a day when the Commission’s office in Washington, D.C. is open for business and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.

18.           Tax-Related Disclosure.  The Partnership is authorized, subject to applicable law, to disclose to any persons the U.S. federal and state tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Partnership relating to that treatment and structure, without the Underwriters imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

20.           Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

21.           Headings.  The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature page follows]

If the foregoing correctly sets forth the agreement among the Partnership, the General Partner and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

                                                                                                    Very truly yours,

Buckeye GP LLC, a Delaware limited liability company

By:	/s/
	Name:	Stephen C. Muther
	Title:	President

Buckeye Partners, L.P., a Delaware limited partnership

By: Buckeye GP LLC, its general partner

By:	/s/
	Name:	Stephen C. Muther
	Title:	President

S-1

Accepted:

LEHMAN BROTHERS INC.

By:	/s/
Authorized Representative

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/
Authorized Representative

Each as Representative and on behalf of the several
Underwriters named in Schedule I hereto

S-2

EXHIBIT A-1

FORM OF OPINION OF VINSON & ELKINS L.L.P.

Exhibit A-1 - Page 1

EXHIBIT A-2

FORM OF OPINION OF MORGAN, LEWIS & BOCKIUS LLP

Exhibit A-2 - Page 1

SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Lehman Brothers Inc.	$97,500,000
SunTrust Robinson Humphrey, Inc.	97,500,000
Banc of America Securities LLC	15,000,000
BNP Paribas Securities Corp.	15,000,000
Greenwich Capital Markets, Inc.	15,000,000
J.P. Morgan Securities Inc.	15,000,000
Lazard Capital Markets LLC	15,000,000
Morgan Stanley & Co. Incorporated	15,000,000
Wells Fargo Securities, LLC	15,000,000
Total	$300,000,000

Schedule I - Page 1

SCHEDULE II

ISSUER FREE WRITING PROSPECTUSES

Final Term Sheet, dated January 8, 2008, relating to the Notes, as filed pursuant to Rule 433 under the Securities Act and attached as Schedule III hereto.

Schedule II - Page 1

SCHEDULE III

BUCKEYE PARTNERS, L.P.

6.05% NOTES DUE 2018

PRICING TERM SHEET
dated January 8, 2008

Relating to Preliminary Prospectus Supplement dated January 8, 2008

Issuer:	Buckeye Partners, L.P.
Expected Ratings:	Moody’s: Baa2 (Stable) S&P: BBB (Negative)
Principal Amount:	$300,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	January 11, 2008
Maturity Date:	January 15, 2018
Issue Price:	100% of principal amount
Coupon:	6.05%
Benchmark Treasury:	4.25% due November, 2017
Spread to Benchmark Treasury:	220 basis points (2.20%)
Treasury Strike:	3.85%
All-in Yield:	6.05%
Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on July 15, 2008
Redemption:

At any time at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes, and (b) the sum of the present values of the remaining scheduled payments of principal and interest (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis at an adjusted Treasury rate plus 35 basis points plus, in each case, accrued and unpaid interest to the date of redemption.

Denominations:	$1,000 and integral multiples thereof
CUSIP:	118230 AG6
Underwriters:
Book-Runners:	Lehman Brothers Inc. (32.5%)
SunTrust Robinson Humphrey, Inc. (32.5%)
Co-Managers:	Banc of America Securities LLC (5%)
BNP Paribas Securities Corp. (5%)
J.P. Morgan Securities Inc. (5%)
Lazard Capital Markets LLC (5%)
Morgan Stanley & Co. Incorporated (5%)
Greenwich Capital Markets, Inc. (5%)
Wells Fargo Securities, LLC (5%)

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above.  The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information set forth in the Preliminary Prospectus Supplement.

Schedule III - Page 1

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847 or SunTrust Robinson Humphrey by calling 1-800-685-4786.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Schedule III - Page 2

SCHEDULE IV

Jurisdictions of Foreign Qualification

Schedule IV - Page 1

SCHEDULE V

SUBSIDIARIES

Schedule V - Page 1